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                                                                     EXHIBIT 4.5

                       AMENDMENT No. 4 TO RIGHTS AGREEMENT

     This Amendment No. 4 to that certain Rights Agreement (this "Amendment") by and between Optical Sensors Incorporated, a Delaware corporation (the "Company"), and Norwest Bank Minnesota, N.A., the predecessor to Wells Fargo Bank Minnesota N.A., a national banking association (the "Rights Agent"), dated as of December 3, 1996, together with the Amendments (as defined below) (the "Rights Agreement"), is entered into by the Company and the Rights Agent and shall be deemed effective as of September 13, 2002.

     A. The Company and the Rights Agent have entered into the Rights Agreement, as amended by Amendment No. 1 to the Rights Agreement effective as of March 9, 2000, Amendment No. 2 to the Rights Agreement effective as of August 8, 2000, and Amendment No. 3 to the Rights Agreement effective as of April 19, 2001 (collectively, the "Amendments").

     B. Section 27 of the Rights Agreement provides that, prior to the Distribution Date, the Company may amend the Rights Agreement in any manner which it may deem necessary or desirable provided that such amendment does not adversely affect the Rights holders.

     C. Section 11(p)(iii) of the Rights Agreement provides that in the event that the Company consummates a reverse stock split of the Common Shares, the number of Rights associated with each Common Share shall be proportionately adjusted to reflect the effect of any such reverse stock split. Presently, the Rights Agreement provides that one (1) right is associated with each Common Share.

     D. In its proxy statement filed with the Securities and Exchange Commission on July 22, 2002, the Company proposed a one-for-six reverse stock split (the "Reverse Split") of its Common Shares. The Company received the requisite approval for the Reverse Split from its Board of Directors on April 16, 2002, and from the Company's stockholders on August 19, 2002. On September 13, 2002, the Company's Certificate of Amendment of the Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware to reflect the effect of the Reverse Split, and shall be effective as of 6:00 p.m. (Eastern) on September 13, 2002.

     E. The Company desires, and hereby directs the Rights Agent, to amend the Rights Agreement as set forth herein and the Rights Agent agrees to such amendments, on the terms and conditions hereof.

     Accordingly, the Company and the Rights Agent agree as follows:

1. Representations and Warranties. The Company represents and warrants to the Rights Agent that:

     (a) to the best knowledge of the Company, the Distribution Date has not occurred prior to the effective date hereof; and

     (b) this Amendment is authorized pursuant to the requirements of Section 11(p) and Section 27 of the Rights Agreement.

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2.   Number of Rights Associated with each Common Share. Each and every reference contained within the Rights Agreement to the number of Rights associated with each Common Share is hereby amended to provide that six (6) Rights are associated with each Common Share. Accordingly, each reference in the Rights Agreement that one (1) Right is associated with each Common Share shall now provide that six (6) Rights are associated with each Common Share.

3. Capitalized Terms. Capitalized terms used and not otherwise defined herein shall have the meaning given in the Rights Agreement.

4. No Other Changes. Except as specifically amended by this Amendment, all other provisions of the Rights Agreement, including without limitation, the number of Preferred Share Fractions for which a Right is exercisable and the Purchase Price therefor, shall remain in full force and effect. This Amendment shall not constitute or operate as a waiver of, or estoppel with respect to, any provisions of the Rights Agreement by any party hereto.

5. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

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     The Company and the Rights Agent have caused this Amendment to be duly executed on their behalf by their respective duly authorized representatives as of the date first written above.


OPTICAL SENSORS INCORPORATED                WELLS FARGO BANK MINNESOTA, N.A.


By:  /s/ Paulita M. LaPlante                By:  /s/ Cindy Gesme
     -----------------------------               -------------------------------
     Paulita M. LaPlante                         Cindy Gesme
Its: President and Chief Executive          Its: Account Manager / Officer
     Officer